EXHIBIT 99.1

CCG Investor Relations
Mr. Crocker Coulson, President
Phone: +1-646-213-1915
Email: crocker.coulson@ccgir.com
Website: www.ccgirasia.com

Orient Paper, Inc.
Winston Yen, Chief Financial Officer
Phone: +1-562-818-3817
Email: info@orientpaperinc.com

For Immediate Release

Orient Paper Announces Results of Annual Meeting of Shareholders

BAODING, Hebei, China – August 23, 2010, Orient Paper, Inc. (AMEX: ONP) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in Hebei, China, today announced the results of the Company’s Annual Meeting of Shareholders (the “Annual Meeting”), which was held on August 21, 2010, in Beijing, PRC.

At the annual meeting, the amendment to the Company’s certificate of incorporation to authorize the classification of the Board into two classes with staggered terms was approved.

The proposal for the re-election of five directors to serve until the annual meeting of shareholders in 2011, as set out in Orient Paper’s definitive Proxy Statement, was also approved. Mr. Zhenyong Liu, Mr. Drew Bernstein, Mr. Wenbing Christopher Wang, Mr. Fuzeng Liu, and Ms. Zhaofang Wang were reappointed as the directors of the board of Orient Paper.

Specifically, Mr. Zhenyong Liu was reelected to serve as Chairman of the Board, and Mr. Drew Bernstein, Mr. Wenbing Christopher Wang, and Ms. Zhaofang Wang were reelected to serve as Chairman of the Company’s Audit Committee, Nominating Committee, and Compensation Committee, respectively.

At the Annual Meeting, BDO Limited was also ratified to serve as the Company’s independent registered public accounting firm for fiscal year 2010.

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiary, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. ("Baoding Shengde"), and Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientpaperinc.com.

###